Exhibit 10.53

Notice Date: September 15, 2020

Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this agreement.

SEPARATION AGREEMENT & RELEASE

This is an Agreement between GENWORTH FINANCIAL, INC. and its affiliates (collectively, the “Company”) and KELLY GROH (the “Employee”).

WHEREAS the Employee’s employment with the Company concluded upon the close of business on September 7, 2020 (the “Separation Date”); and

WHEREAS the payments and other consideration provided to the Employee under this Agreement are inclusive of all compensation, severance pay and other benefits to which the Employee is or may be entitled, and

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues herein related to the Employee’s employment and the cessation of her employment with the Company.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1. Separation Date. Employee’s employment with Company concluded on the Separation Date.

2. Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of her choosing; (b) the Employee has been offered at least twenty-one (21) days from the Notice Date to consider any waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) Employee agrees with the Company that changes to this agreement, if any, whether material or immaterial, will not restart the running of this twenty-one (21)-day consideration period; (d) the Employee has disclosed to the Company any information in her knowledge, possession, custody, or control concerning any conduct involving the Company that the Employee believes involves false claims by the Company to the United States or that Employee believes is unlawful or violates any material Company Policy in any material respect; (e) the consideration provided to the Employee under this Agreement is sufficient to support the releases provided by the Employee under this Agreement and is in addition to anything of value to which she was already entitled; and (f) the Employee has not filed any charges, claims or lawsuits against the Company involving any aspect of the Employee’s employment which have not been terminated as of the Effective Date of this Agreement. The Employee understands that the Company regards the representations made by her as material, and that the Company is relying on these representations in entering into this Agreement.

3. Effective Date of the Agreement. The Employee shall have seven days from the date the Employee signs this Agreement to revoke the Employee’s consent to the waiver of the Employee’s rights under the ADEA and the Agreement in writing addressed and delivered to the Company official identified below which action shall revoke this Agreement. In order to be valid, any written notice of revocation must be faxed, e-mailed, hand-delivered, or postmarked no later than the seventh (7th) calendar day after the date the Employee signs this Agreement. If the Employee revokes her consent and this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke her consent, the Agreement will take effect on the day after the end of this seven (7)-day revocation period (the “Effective Date”). Notice of revocation should be sent to: 6620 W. Broad Street, Building 1, Attention: Pam Harrison, Richmond, VA 23230. Such notice may faxed to 804-922-8506 or may be e-mailed to Pam.Harrison@genworth.com.

4. VIC Payment. Following the completion of the performance year 2020, the Company’s CEO and/or Vice President of Human Resources shall recommend to the Company’s Management Development and Compensation Committee, or equivalent in effect at that time (“MDCC”), that the Employee receive the pro rata portion of Employee’s variable incentive compensation payment (the “VIC Payment”) at no less than her target level. The VIC Payment, if any, shall be determined based on Company performance and other factors, and prorated (based on the number of days that Employee was employed during the applicable year) to reflect the portion of the performance year occurring through the Separation Date, in each case as determined in good faith by the MDCC at its discretion. The VIC Payment amount shall be determined and paid, less applicable taxes, at the same time as other executives of the Company and no later than March 15, 2021. Notwithstanding the foregoing, Employee’s eligibility for the VIC Payment is expressly conditioned on the successful completion and closure, prior to March 7, 2021, of the Company’s pending transaction and merger with China Oceanwide Holdings Group Co., Ltd. and in no event shall Employee be eligible for the VIC Payment if such transaction is not closed by such date.

5. SERP Vesting Acceleration. Employee’s retirement benefits under the Genworth Financial, Inc. Supplemental Executive Retirement Plan, as amended (the “SERP”) shall be deemed to be fully vested as of the Effective Date and shall be distributed in such amounts and at such times, and in all other respects in accordance with, the terms and conditions of the SERP.

6. Benefits. Except as expressly set forth below, all of the Employee’s Company-provided benefits for active employees ended or will end either on the Separation Date or on or about the final day of the month in which the Separation Date occurred, in each case according to terms of the applicable plan documents or current Company payroll procedures. Nothing in this Agreement or the Release shall: (i) alter or reduce any vested, accrued benefits (if any) the Employee may be entitled to receive under any 401(k) plan or other retirement plan established by the Company and in which the Employee participated as of the Separation Date; (ii) affect the Employee’s right to elect and receive continuation of the Employee’s health insurance coverage under the Company’s health plans pursuant to applicable law and COBRA (as defined below); or (iii) affect the Employee’s right to receive (x) any base salary that accrued through the Separation Date and was unpaid, (y) any reimbursable expenses that the Employee incurred before the Separation Date but were unpaid (subject to the Company’s expense reimbursement policy).

7. Release of Claims. The Employee and her heirs, assigns, and agents release, waive, and discharge the Company and Released Parties as defined below from each and every claim, action or right of any sort, known or unknown, arising on or before the date on which the Employee executes this Agreement, which the Employee may by law release, including, but not limited to, any claims that could be raised through the Company’s Resolve process. In addition, the Company and its current and former parents, subsidiaries, related companies, partnerships and joint ventures, and, with respect to each of them, their predecessors and successors, release, waive, and discharge the Employee and her heirs, assigns and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date on which the Employee executes this Agreement, including any claims that could be raised through the Company’s Resolve Process.

a)

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, gender, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, genetic information, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730; and any claims to attorney fees or expenses. Employee further agrees and acknowledges that Employee has been properly paid for all hours worked for the Company, that all salary, wages, commissions, bonuses, vacation, long-term incentives, and other compensation due to Employee have been paid, and that Employee is not owed anything else from Company other than as provided for in this Agreement.

b)

The Employee represents that she understands that rights and claims under the ADEA are among the rights and claims against the Company that the Employee is releasing through this Agreement, and that the Employee understands that she is not releasing (i) any rights or claims arising after the date on which the Employee executes this Agreement; (ii) any rights that may not be released as a matter of law, or (iii) any claims she has for liability coverage and/or costs of defense pursuant to liability insurance and/or indemnification rights for acts and omissions occurring during her employment with the Company, if any, including but not limited to any Directors & Officers and general liability insurance or indemnification rights; and (iv) any claims to any vested benefits that the Employee already is entitled to receive under workers’ compensation laws, unemployment compensation laws or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

c)

The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. Employee understands and acknowledges, however, that this Agreement is not intended to and shall not affect her right to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), with respect to claims under the ADEA. With the exception of an action to challenge Employee’s waiver of claims under the ADEA, if the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees, except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

d)

“Released Parties” are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

e)

Provided, however, notwithstanding this or any other section of the Agreement to the contrary, that parties shall not be prevented from bringing or making any claim, report, or disclosure to the Equal Employment Opportunity Commission, Securities and Exchange Commission, Occupational Safety and Health Administration or any other government agency to whom disclosures are protected by law, in each case to the extent the right to bring such claims, reports, or disclosures are protected by law; notwithstanding the foregoing, however, Employee agrees to waive the right to receive monetary recovery directly from Company, including Company payments that result from any complaints or charges that Employee files with any governmental agency, or that are filed on Employee’s behalf.

8. Restrictive Covenants.

a)

Confidentiality. In connection with her employment with the Company, Employee executed a Conditions of Employment acknowledgment obligating her to comply with the terms of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), which is incorporated herein by reference. The Employee acknowledges and reaffirms her obligation to comply with the terms of the PIIA. This Agreement is not intended to, and does not, alter either the Company’s rights or the Employee’s obligations under the PIIA or any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, to the extent permitted by law the Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Employee.

b)

Non-Disparagement. Subject to any obligations the Employee and the Company may have under applicable law, the Employee and the Company’s Chief Executive Officer, Chief Human Resources Officer and the members of the Board of Directors will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Employee, the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement. Nothing in this section shall limit Employee’s or the Company’s ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

c)

Non-Competition. Unless waived in writing by the most senior Human Resources officer of the Company (or her successor), the Employee shall not, for a period of twelve (12) months following the Separation Date, (i) carry on or engage in Competitive Services on behalf of a Prohibited Competitor within the United States on her own or on behalf of any other person or entity, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any Prohibited Competitor. For purposes of this Agreement: “Competitive Services” shall mean the lines of business and services with which Employee was actively involved in conducting business on behalf of the Company in twelve months preceding the Separation Date; “Prohibited Competitor” means the business of providing long-term care, life, or mortgage insurance and products, and services related to same, and in no event shall include TriNet. Notwithstanding the foregoing, Employee may passively own or hold equity securities of a Prohibited Competitor, provided that (i) such equity securities are publicly traded on a securities exchange, and (ii) Employee’s aggregate holdings of such securities do not exceed at any time one percent (1%) of the total issued and outstanding equity securities of such company or entity.

d)

Non-Solicitation of Customers or Clients by Employee. Unless waived in writing by the most senior Human Resources officer of the Company (or her successor), the Employee shall not, for a period of twelve (12) months following the Separation Date, directly or indirectly, solicit or contact any of the customers or clients of the Company with whom the Employee had material contact during her employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company. Under no circumstances shall this provision restrict any aspect of Employee’s employment by TriNet, and it shall not prohibit TriNet or any of its employees or agents from soliciting or contacting customers or clients of the Company covered by this Agreement for any reason.

e)

Non-Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), the Employee shall not, for a period of twelve (12) months following the Separation Date, directly or indirectly, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

f)

Remedies. Notwithstanding any other provision of this Agreement to the contrary, Employee specifically acknowledges and agrees that the remedy at law for any breach of the provisions of this Section 9 (the “Restrictive Covenants”) will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, such Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

g)	Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. Employees and the Company agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Plan or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

9. Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

10. Employee Availability. The Employee agrees to make herself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. The Employee will cooperate reasonably with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Employee has material information relating thereto. The Company will reimburse the Employee for reasonable out-of-pocket expenses, including reasonable lost salary, if any, incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

11. Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.

12. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

13. Return of Company Property. The Employee agrees that as of the Effective Date, she will have returned to the Company any and all remaining Company property or equipment in her possession, including but not limited to: any computer, handheld electronic device, and credit card assigned to her. The Employee agrees that as of the Effective Date she will have no outstanding balance on her corporate credit card for which appropriate T&L accounting has not been submitted.

14. Confidentiality of Terms of Agreement. The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee’s spouse, the Employee’s legal or financial advisor, or U.S., state or local governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, to the extent permitted by law the Employee shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena. For the avoidance of doubt, the parties acknowledge that they will comply with all Securities and Exchange Commission requirements and other laws and regulations, including those that may require disclosure of this Agreement.

15. Waiver of Participation in Certain Employee Benefits Plans. The Employee will not be entitled to receive any severance pay or other layoff benefits under the Genworth Financial, Inc. Layoff Payment Plan or Key Employee Severance Plan(s) (the “Severance Plans”). The Employee hereby knowingly and voluntarily waives any rights to participate in or continue to participate in the Severance Plans. After receiving a copy of this waiver, the Employee agrees that she has had ample and reasonable opportunity to carefully review and consider this waiver of benefits under the Severance Plans. The Employee agrees that no person has pressured her or used duress to affect her decision. The Employee’s execution of this wavier is entirely voluntary.

16. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company.

17. Dispute Resolution. Any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms and conditions of the Employee’s employment or the termination of the Employee’s employment will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by the Employee and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

18. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the Commonwealth of Virginia, without regard to conflict of law principles.

19. Indemnification. The Company understands and agrees that any indemnification obligations under its governing documents or any indemnification agreement between the Company and the Employee with respect to the Employee’s employment or other service as an officer of the Company, if any, shall remain in effect and survive the termination of the Employee’s employment under this Agreement as set forth in such governing documents or indemnification agreement.

20. Code Section 409A. This Agreement, to the extent it provides for payments to or on behalf of the Employee that are subject to Code section 409A, is intended to comply with Code section 409A and all applicable regulations and other generally applicable guidance issued thereunder. The Company reserves the right to modify or amend this Agreement in its discretion with or without the consent of the Employee to the extent necessary for the Agreement to comply with Code section 409A; provided, however, any such modification shall conform as close as possible to the original intent and economics of the Agreement. Neither the Company nor the Employee shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). The termination of the Employee’s employment as of the Separation Date shall constitute a “separation from service” within the meaning of Section 409A of the Code.

I acknowledge that I understand the above agreement includes the release of all claims as stated above. I understand that I am waiving unknown claims and I am doing so intentionally.

KELLY GROH	GENWORTH FINANCIAL, INC.

/s/ Kelly Lee Tuminelli*	By:	/s/ Pamela Harrison

Date: September 25, 2020	Date:	October 5, 2020

*	Officially changed name on September 1, 2020.
Previously	Kelly Groh